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                                                                     EXHIBIT 4.4

                            AMERICAN HEALTHWAYS, INC.

                    2001 STOCK OPTION PLAN FOR NEW EMPLOYEES

         SECTION 1. PURPOSE; DEFINITIONS.

         The purpose of the American Healthways, Inc. 2001 Stock Option Plan for New Employees (the "Plan") is to enable American Healthways, Inc. (the "Corporation") to attract persons not previously employed by the Corporation and to offer equity interests in the Corporation as an inducement essential to the person's entering an employment contract with the Corporation. The creation of the Plan shall not diminish or prejudice other compensation programs approved from time to time by the Board.

         For purposes of the Plan, the following terms shall be defined as set forth below:

                  A. "Affiliate" means any entity other than the Corporation and its Subsidiaries that is designated by the Board as a participating employer under the Plan, provided that the Corporation directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.

                  B. "Board" means the Board of Directors of the Corporation.

                  C. "Cause" has the meaning provided in Section 5(j) of the Plan.

                  D.       "Change in Control" has the meaning provided in
Section 6(b) of the Plan.

                  E.       "Change in Control Price" has the meaning provided in
Section 6(d) of the Plan.

                  F. "Common Stock" means the Corporation's Common Stock, par value $.001 per share.

                  G. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

                  H.       "Committee" means the Committee referred to in
Section 2 of the Plan.

                  I. "Corporation" means American Healthways, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

                  J. "Disability" means disability as determined under the Corporation's long-term disability insurance policy.

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                  K.       "Early Retirement" means retirement, for purposes of
this Plan with the express consent of the Corporation at or before the time of such retirement, from active employment with the Corporation and any Subsidiary or Affiliate prior to age 65, in accordance with any applicable early retirement policy of the Corporation then in effect or as may be approved by the Committee.

                  L. "Effective Date" has the meaning provided in Section 10 of the Plan.

                  M. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

                  N. "Fair Market Value" means with respect to the Common Stock, as of any given date or dates, unless otherwise determined by the Committee in good faith, the reported closing price of a share of Common Stock on Nasdaq or such other market or exchange as is the principal trading market for the Common Stock, or, if no such sale of a share of Common Stock is reported on Nasdaq or other exchange or principal trading market on such date, the fair market value of a share of Common Stock as determined by the Committee in good faith.

                  O. "Immediate Family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

                  P.       "Nasdaq" means The Nasdaq National Stock Market.

                  Q. "New Employee" means an employee or consultant who has not been employed or engaged by the Corporation or any Subsidiary or Affiliate on a full-time or part-time basis at any time within the preceding six months.

                  R. "Non-Qualified Stock Option" means any stock option that is not an incentive stock option within the meaning of Section 422 of the Code granted pursuant to Section 5 hereof.

                  S. "Normal Retirement" means retirement from active employment with the Corporation and any Subsidiary or Affiliate on or after age 65.

                  T. "Plan" means this American Healthways, Inc. 2001 Stock Option Plan for New Employees, as amended from time to time.

                  U.       "Retirement" means Normal or Early Retirement.

                  V. "Subsidiary" means any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations (other than the last corporation in the unbroken chain) owns stock


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possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

         SECTION 2. ADMINISTRATION.

         The Plan shall be administered by a Committee of not less than two Non-Employee Directors, who shall be appointed by the Board and who shall serve at the pleasure of the Board. The functions of the Committee specified in the Plan may be exercised by an existing Committee of the Board composed exclusively of Non-Employee Directors. The initial Committee shall be the Compensation Committee of the Board. In the event there are not at least two Non-Employee Directors on the Board, the Plan shall be administered by the Board and all references herein to the Committee shall refer to the Board.

         The Committee shall have authority to grant, pursuant to the terms of the Plan, Non-Qualified Stock Options to New Employees of the Corporation.

         In particular, the Committee, or the Board, as the case may be, shall have the authority, consistent with the terms of the Plan:

                           (a)      to select the New Employees of the
         Corporation and its Subsidiaries and Affiliates to whom Non-Qualified Stock Options, may from time to time be granted hereunder;

                           (b) to determine whether and to what extent Non-Qualified Stock Options are to be granted hereunder to one or more eligible persons;

                           (c) to determine the number of shares to be covered by each such award granted hereunder;

                           (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Non-Qualified Stock Option and/or the shares of Common Stock relating thereto, based in each case on such factors as the Committee shall determine, in its sole discretion); and to amend or waive any such terms and conditions to the extent permitted by Section 7 hereof;

                           (e)      to determine whether and under what
         circumstances a Non-Qualified Stock Option may be settled in cash instead of Common Stock;

                           (f) to determine whether, to what extent, and under what circumstances Non-Qualified Stock Option grants under the Plan are to be made, and operate, on a tandem basis vis-a-vis cash awards made outside of the Plan;


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                           (g)      to determine whether, to what extent, and
         under what circumstances shares of Common Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period);

                           (h) to determine whether to require payment of tax withholding requirements in shares of Common Stock subject to the award; and

                           (i) to impose any holding period required to satisfy Section 16 under the Exchange Act.

         The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan; provided, however, that, to the extent that this Plan otherwise requires the approval of the Board or the shareholders of the Corporation, all decisions of the Committee shall be subject to such Board or shareholder approval. Subject to the foregoing, all decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee's sole discretion and shall be final and binding on all persons, including the Corporation and Plan participants.

         SECTION 3. SHARES OF COMMON STOCK SUBJECT TO PLAN.

                           (a) As of the Effective Date, the aggregate number of shares of Common Stock that may be issued under the Plan shall be 600,000 shares. The shares of Common Stock issuable under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

                           (b) If any shares of Common Stock that have been optioned cease to be subject to a Non-Qualified Stock Option or any such award otherwise terminates without a payment being made to the participant in the form of Common Stock, such shares shall again be available for distribution in connection with future awards under the Plan.

                           (c) In the event of any merger, reorganization, consolidation, recapitalization, extraordinary cash dividend, stock dividend, stock split or other change in corporate structure affecting the Common Stock, an appropriate substitution or adjustment shall be made in the maximum number of shares that may be awarded under the Plan and in the number and option price of shares subject to outstanding Non-Qualified Options granted under the Plan, provided that the number of shares subject to any award shall always be a whole number.


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         SECTION 4. ELIGIBILITY.

         New Employees are eligible to be granted awards under the Plan as an inducement essential to their entering into an employment contract with the Corporation.

         SECTION 5. NON-QUALIFIED STOCK OPTIONS.

         Non-Qualified Stock Options may be granted alone, in addition to, or in tandem with cash awards made outside of the Plan. Any Non-Qualified Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

         Stock options granted under the Plan shall be Non-Qualified Stock Options.

         The Committee shall have the authority to grant to any optionee Non-Qualified Stock Options.

         Non-Qualified Stock Options granted to New Employees under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

                           (a) Option Price. The option price per share of Common Stock purchasable under a Non-Qualified Stock Option shall be determined by the Committee at the time of grant but shall be not less than 85% of the Fair Market Value of the Common Stock at grant.

                           (b) Option Term. The term of each Non-Qualified Stock Option shall be fixed by the Committee.

                           (c) Exercisability. Non-Qualified Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, however, that except as provided in Section 5(g) and
         (h) and Section 6, unless otherwise determined by the Committee at or after grant, no Non-Qualified Stock Option shall be exercisable prior to the first anniversary date of the granting of the Non-Qualified Option. The Committee may provide that a Non-Qualified Stock Option shall vest over a period of future service at a rate specified at the time of grant, or that the Non-Qualified Stock Option is exercisable only in installments. If the Committee provides, in its sole discretion, that any Non-Qualified Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant, in whole or in part, based on such factors as the Committee shall determine in its sole discretion.

                           (d) Method of Exercise. Subject to whatever installment exercise restrictions apply under Section 5(c), Non-Qualified Stock Options may be exercised in whole or in part at any time during the option period, by giving


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         written notice of exercise to the Corporation specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by check, note, or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of shares of Common Stock already owned by the optionee valued at the Fair Market Value of the Common Stock on the date the Non-Qualified Stock Option is exercised. If payment of the exercise price is made in part or in full with Common Stock, the Committee may award to the employee a new Non-Qualified Stock Option to replace the Common Stock which was surrendered. No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Non-Qualified Stock Option when the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 9(a).

                           (e) Transferability of Options. No Non-Qualified Stock Option shall be transferable by the optionee without the prior written consent of the Committee other than (i) transfers by the Optionee to a member of his or her Immediate Family or a trust for the benefit of the optionee or a member of his or her Immediate Family, or
         (ii) transfers by will or by the laws of descent and distribution.

                           (f)      Bonus for Taxes. In the case of a
         Non-Qualified Stock Option, the Committee in its discretion may award at the time of grant or thereafter the right to receive upon exercise of such Non-Qualified Stock Option a cash bonus calculated to pay part or all of the federal and state, if any, income tax incurred by the optionee upon such exercise.

                           (g) Termination by Death. If an optionee's employment by the Corporation and any Subsidiary or Affiliate terminates by reason of death, any Non-Qualified Stock Option held by such optionee may thereafter be exercised, to the extent such option was exercisable at the time of death or on such accelerated basis as the Committee may determine at or after grant (or as may be determined in accordance with procedures established by the Committee) by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of one year (or such other period as the Committee may specify at or after grant) from the date of such death or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is the shorter.

                           (h) Termination by Reason of Disability. If an optionee's employment by the Corporation and any Subsidiary or Affiliate terminates by reason of Disability, any Non-Qualified Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination or on such accelerated basis as the Committee may determine at or


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         after grant (or as may be determined in accordance with procedures established by the Committee), for a period of three years (or such other period as the Committee may specify at or after grant) from the date of such termination of employment or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is the shorter, provided however, that, if the optionee dies within the period specified above (or other such period as the committee shall specify at or after grant), any unexercised Non-Qualified Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is shorter.

                           (i) Termination by Reason of Retirement If an optionee's employment by the Corporation and any Subsidiary or Affiliate terminates by reason of Normal or Early Retirement, any Non-Qualified Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine at or after grant or, as may be determined in accordance with procedures established by the Committee, for a period of three years (or such other period as the Committee may specify at or after grant) from the date of such termination of employment or the expiration of the stated term of such Non-Qualified Stock Option, whichever period is the shorter; provided however, that, if the optionee dies within the period specified above (or other such period as the Committee shall specify at or after grant), any unexercised Non-Qualified Stock Option held by such optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Non-Qualified Stock Option, whichever period is shorter.

                           (j)      Other Termination. Unless otherwise
         determined by the Committee (or pursuant to procedures established by the Committee) at or after grant, if an optionee's employment by the Corporation and any Subsidiary or Affiliate is involuntarily terminated for any reason other than death, Disability or Normal or Early Retirement, or if optionee voluntarily terminates employment, the Non-Qualified Stock Option shall thereupon terminate, except that such Non-Qualified Stock Option may be exercised, to the extent otherwise then exercisable, for the lesser of three months or the balance of such Non-Qualified Stock Option's term if the involuntary termination is without Cause. For purposes of this Plan, "Cause" means (i) a felony conviction of a participant or the failure of a participant to contest prosecution for a felony, or (ii) a participant's willful misconduct or dishonesty, which is directly and materially harmful to the business or reputation of the Corporation or any Subsidiary or Affiliate. If an optionee voluntarily terminates employment with the Corporation and any Subsidiary or Affiliate (except for Disability, Normal or Early Retirement), the Non-Qualified Stock Option shall thereupon terminate; provided, however, that the Committee at grant or thereafter may extend the exercise period


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         in this situation for the lesser of three months or the balance of such
         Non-Qualified Stock Option's term.

         SECTION 6. CHANGE IN CONTROL PROVISIONS.

                  (a)      Impact of Event. In the event of:

                           (1) a "Change in Control" as defined in Section 6(b); or

                           (2) a "Potential Change in Control" as defined in Section 6(c), but only if and to the extent so determined by the Committee or the Board at or after grant (subject to any right of approval expressly reserved by the Committee or the Board at the time of such determination),

         Subject to the limitations set forth below in this Section 6(a), the following acceleration provision shall apply:

                           (i) Any Non-Qualified Stock Option awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested.

                           (ii) Subject to the limitations set forth below in this Section 6(a), the value of all outstanding Non-Qualified Stock Options to the extent vested, shall, unless otherwise determined Board or by the Committee in its sole discretion prior to any Change in Control, be cashed out on the basis of the "Change in Control Price" as defined in
                  Section 6(d) as of the date such Change in Control or such Potential Change in Control is determined to have occurred or such other date as the Board or Committee may determine prior to the Change in Control.

                           (iii) The Board or the Committee may impose additional conditions on the acceleration or valuation of any option in the option agreement.

                  (b)      Definition of Change in Control. For purposes of
         Section 6(a), a "Change in Control" means the happening of any of the following:

                           (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Exchange Act, other than the Corporation or a wholly-owned subsidiary thereof or any employee benefit plan of the Corporation or any of its Subsidiaries, becomes the beneficial owner of the Corporation's securities having 35% or more of the combined voting power of the then outstanding securities of the Corporation that may be cast for the election of


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                  directors of the Corporation (other than as a result of an issuance of securities initiated by the Corporation in the ordinary course of business); or

                           (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of the Corporation or any successor corporation or entity entitled to vote generally in the election of the directors of the Corporation or such other corporation or entity after such transaction are held in the aggregate by the holders of the Corporation's securities entitled to vote generally in the election of directors of the Corporation immediately prior to such transaction; or

                           (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Corporation's shareholders, of each director of the Corporation first elected during such period was approved by a vote of at least two-thirds of the directors of the Corporation then still in office who were directors of the Corporation at the beginning of any such period.

                  (c) Definition of Potential Change in Control. For purposes of Section 6(a), a "Potential Change in Control" means the happening of any one of the following:

                           (i) The approval by shareholders of an agreement by the Corporation, the consummation of which would result in a Change in Control of the Corporation as defined in Section 6(b); or

                           (ii) The acquisition of beneficial ownership, directly or indirectly, by any entity, person or group (other than the Corporation or a Subsidiary or any Corporation employee benefit plan (including any trustee of such plan acting as such trustee)) of securities of the Corporation representing 5% or more of the combined voting power of the Corporation's outstanding securities and the adoption by the Committee of a resolution to the effect that a Potential Change in Control of the Corporation has occurred for purposes of this Plan.

                  (d) Change in Control Price. For purposes of this Section 6, "Change in Control Price" means the highest price per share paid in any transaction reported on Nasdaq or such other exchange or market as is the


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         principal trading market for the Common Stock, or paid or offered in any bona fide transaction related to a Potential or actual Change in Control of the Corporation at any time during the 60 day period immediately preceding the occurrence of the Change in Control (or, where applicable, the occurrence of the Potential Change in Control event), in each case as determined by the Committee.

         SECTION 7. AMENDMENTS AND TERMINATION.

         The Board may at any time amend, alter or discontinue the Plan; provided, however, that, without the approval of the Corporation's shareholders, no amendment or alteration may be made which would make any change for which applicable law or regulatory authority (including the regulatory authority of Nasdaq or any other market or exchange on which the Common Stock is traded) would require shareholder approval. No amendment, alteration, or discontinuation shall be made which would impair the rights of an optionee or participant under a Non-Qualified Stock Option theretofore granted, without the participant's consent.

         The Committee may amend the terms of any Non-Qualified Stock Option or other award theretofore granted, prospectively or retroactively, but, subject to
Section 2 above, no such amendment shall impair the rights of any holder without the holder's consent. The Committee may also substitute new Non-Qualified Stock Options for previously granted Non-Qualified Stock Options (on a one for one or other basis), including previously granted Non-Qualified Stock Options having higher option exercise prices.

         SECTION 8. UNFUNDED STATUS OF PLAN.

         The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Corporation, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Corporation. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu of hereunder; provided, however, that, unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

         SECTION 9. GENERAL PROVISIONS.

                  (a) The Committee may require each person purchasing shares pursuant to a Non-Qualified Stock Option under the Plan to represent to and agree with the Corporation in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Common Stock or other securities delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules,


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         regulations, and other requirements of the Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

                  (b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

                  (c) The adoption of the Plan shall not confer upon any New Employee of the Corporation or any Subsidiary or Affiliate any right to continued employment with the Corporation or a Subsidiary or Affiliate, as the case may be, nor shall it interfere in any way with the right of the Corporation or a Subsidiary or Affiliate to terminate the employment of any of its employees at any time.

                  (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. The Committee may require withholding obligations to be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements and the Corporation and its Subsidiaries or Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

                  (e) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

                  (f) The members of the Committee and the Board shall not be liable to any employee or other person with respect to any determination made hereunder in a manner that is not inconsistent with their legal obligations as members of the Board. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any


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         such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding, the Committee member shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

                  (g) The Committee may, at or after grant, condition the receipt of any payment in respect of any award or the transfer of any shares subject to an award on the satisfaction of a six-month holding period, if such holding period is required for compliance with Section 16 under the Exchange Act.

         SECTION 10. EFFECTIVE DATE OF PLAN.

         The Plan shall be effective April 19, 2001 (the "Effective Date").

         SECTION 11. TERM OF PLAN.

         No Non-Qualified Stock Option shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date of the Plan, but awards granted prior to such tenth anniversary may be extended beyond that date.


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